EXHIBIT 5.1

[LETTERHEAD OF POPULAR, INC.]

June 7, 2024

Popular, Inc.

209 Muñoz Rivera Avenue

Hato Rey, Puerto Rico 00918

Ladies and Gentlemen:

I am Executive Vice President and Chief Legal Officer of Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Corporation”). In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 500,000 shares of common stock of the Corporation, par value $0.01 per share (the “Common Stock”), issuable from time to time under the Corporation’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) under a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), I have examined originals, or copies certified to my satisfaction, of all such corporate records, certificates and other documents, including the resolutions of the Boards of Directors of the Corporation, and such other documents as I have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

Based on the foregoing and subject to the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, when the shares of Common Stock have been issued by the Corporation as provided under the Plan, such shares of Common Stock will be duly authorized, validly issued and outstanding, fully paid and nonassessable. This opinion is limited to the laws of the Commonwealth of Puerto Rico, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ José R. Coleman-Tió